Exhibit 99.1

Ambow Education Announces First Quarter of 2026 Financial Results

CUPERTINO, Calif., May 11, 2026 (GLOBE NEWSWIRE) -- Ambow Education Holding Ltd. (“Ambow” or the “Company”) (NYSE American: AMBO) a U.S.-based innovator of AI-powered phygital (physical + digital) solutions for education, corporate collaboration and live events, today announced its unaudited financial and operating results for the three-month period ended March 31, 2026.

First Quarter of 2026 and Recent Financial and Operating Highlights

“This quarter demonstrates the operational leverage in our model. Our top-line grew approximately 21% year over year, gross profit margin expanded to 60.2%, and operating income more than tripled on essentially flat operating expenses. We are particularly encouraged by HybriU revenue more than doubling year over year, which we believe validates demand for our AI-driven phygital platform. With $6.9 million in cash resources and growing momentum across both our education and HybriU businesses, Ambow is well-positioned to continue investing in our product roadmap while maintaining financial discipline,” said Dr. Jin Huang, Chief Executive Officer of Ambow Education.

First Quarter 2026 Financial Results

Net revenues for the first quarter of 2026 increased by 21.0% to $2.8 million from $2.3 million for the same period of 2025. The increase was primarily driven by HybriU revenue growth.

Gross profit for the first quarter of 2026 increased by 26.2% to $1.7 million from $1.3 million for the same period of 2025. Gross profit margin was 60.2% for the first quarter of 2026, compared with 57.7% for the first quarter of 2025.

Operating expenses for the first quarter of 2026 remained essentially stable at $1.2 million compared with the same period of 2025.

Operating income for the first quarter of 2026 was $0.4 million, compared with $0.1 million for the same period of 2025.

Net income attributable to ordinary shareholders for the first quarter of 2026 was $0.4 million, or $0.15 per basic and diluted ADS, compared with $0.1 million, or $0.04 per basic and diluted ADS, for the same period of 2025.

As of March 31, 2026, Ambow maintained cash resources of $6.9 million, comprising cash and cash equivalents of $4.2 million and restricted cash of $2.7 million.

The Company’s financial and operating results for the first quarter of 2026 will also be available on its Quarterly Report on Form 10-Q, to be filed with the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov.

About Ambow

Ambow Education Holding Ltd. is a U.S.-based, AI-driven technology company offering phygital (physical + digital) solutions for education, corporate conferencing and live events. Through its flagship platform, HybriU, Ambow is shaping the future of learning, collaboration and communication—delivering immersive, intelligent, real-time experiences across industries. For more information, visit Ambow’s corporate website at https://www.ambow.com/.

Follow us on X: @Ambow_Education
Follow us on LinkedIn: Ambow-education-group

Safe Harbor Statement

This press release contains statements of a forward-looking nature. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “will,” “expects,” “believes,” “anticipates,” “intends,” “estimates” and similar statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about Ambow and the industry. All information provided in this press release is as of the date hereof, and Ambow undertakes no obligation to update any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although Ambow believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For more information, please contact:

Ambow Education Holding Ltd.
E-mail: ir@ambow.com

AMBOW EDUCATION HOLDING LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except for share and per share data)

		As of December 31,	As of March 31,
	Note	2025	2026
		(Audited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalent	4	$831	$4,202
Restricted cash	4	7,260	2,700
Accounts receivable, net	5	2,288	2,928
Inventory		80	80
Prepaid and other current assets	6	410	585
Total current assets		10,869	10,495
Non-current assets:
Property and equipment, net	7	1,984	1,961
Intangible assets, net		1,662	1,629
Other non-current assets, net	8	969	924
Operating lease right-of-use asset	15	5,312	5,055
Total non-current assets		9,927	9,569

Total assets		$20,796	$20,064
LIABILITIES
Current liabilities:
Short-term borrowings	9	$500	$500
Accounts payable		1,609	837
Accrued and other liabilities	10	1,542	1,331
Income taxes payable		1	1
Operating lease liability, current	15	1,285	1,481
Total current liabilities		4,937	4,150
Non-current liabilities:
Long-term borrowings	9	2,700	2,700
Other non-current liabilities		167	44
Operating lease liability, non-current	15	4,742	4,464
Total non-current liabilities		7,609	7,208

Total liabilities		$12,546	$11,358

Commitments and contingencies	17	—	—

EQUITY
Class A Ordinary shares
($0.003 par value; 66,666,667 and 66,666,667 shares authorized; 52,419,109 and 52,419,109 shares issued and outstanding as of December 31, 2025 and March 31, 2026, respectively)		146	146
Class C Ordinary shares
($0.003 par value; 8,333,333 and 8,333,333 shares authorized; 4,708,415 and 4,708,415 shares issued and outstanding as of December 31, 2025 and March 31, 2026, respectively)		13	13
Additional paid-in capital		517,185	517,217
Accumulated deficit		(508,966)	(508,542)
Accumulated other comprehensive loss		(128)	(128)
Total equity		8,250	8,706
Total liabilities and equity		$20,796	$20,064

AMBOW EDUCATION HOLDING LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(All amounts in thousands, except for share and per share data)

(Unaudited)

		For the three months ended March 31,
	Note	2025	2026

NET REVENUES
- Educational program and services		$1,990	$2,080
- HybriU licensing and sales		324	719
Total net revenues		2,314	2,799
COST OF REVENUES
- Educational program and services		(978)	(1,113)
- HybriU licensing and sales		—	—
Total cost of revenues		(978)	(1,113)

GROSS PROFIT		1,336	1,686
OPERATING EXPENSES
Selling and marketing		(226)	(288)
General and administrative		(871)	(800)
Research and development		(101)	(156)
Total operating expenses		(1,198)	(1,244)

OPERATING INCOME		138	442

OTHER (EXPENSE) INCOME
Interest (expenses) income, net	9	(12)	16
Other expenses, net		(17)	(24)
Total other expenses, net		(29)	(8)

INCOME BEFORE INCOME TAX AND NON-CONTROLLING INTERESTS		109	434
Income tax expenses	13	—	(10)

NET INCOME		$109	$424

NET INCOME ATTRIBUTABLE TO ORDINARY SHAREHOLDERS		$109	$424

OTHER COMPREHENSIVE INCOME, NET OF TAX
Foreign translation adjustments		—	—
Other comprehensive loss		—	—

TOTAL COMPREHENSIVE INCOME		109	424

Basic income from operations per share	14	$0.0019	$0.0074
Diluted income from operations per share	14	$0.0019	$0.0074
Basic income from operations per ADS	14	$0.0380	$0.1480
Diluted income from operations per ADS	14	$0.0380	$0.1480
Weighted average shares used in calculating basic net income per share		57,127,524	57,127,524
Weighted average shares used in calculating diluted net income per share		57,127,524	57,127,524
Share-based compensation expense from operations included in:
- Selling and marketing	12	—	3
- General and administrative	12	—	12
- Research and development	12	—	17

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